Exhibit 99.1

Saga Communications, Inc.

Reports 1st Quarter 2022 Results

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – May 5, 2022 – Saga Communications, Inc. (Nasdaq - SGA) reported today that net revenue increased 12.0% to $25.0 million for the quarter ended March 31, 2022 compared to $22.3 million for the same period last year. Station operating expense increased 8.7% for the quarter to $20.6 million compared to the same period last year. For the quarter station operating income increased 17.8% to $5.6 million and operating income was $1.7 million compared to $883 thousand for the quarter last year. Free cash flow was $1.9 million for the quarter compared to $1.8 million for the same period last year. Net income was $1.2 million for the quarter compared to $758 thousand for the first quarter last year. Diluted earnings per share were $0.20 in the first quarter of 2022.

The Company paid a quarterly dividend of $0.16 per share on April 8, 2022. The aggregate amount of the quarterly dividend was approximately $970 thousand. Additionally, the Company paid a quarterly dividend of $0.16 per share and a special dividend of $0.50 per share on January 14, 2022. The aggregate amount of the January 14, 2022 quarterly and special dividend was approximately $4 million. To date Saga has paid over $78 million in dividends to shareholders since the first special dividend was paid in 2012.

The Company’s balance sheet reflects $55.2 million in cash on hand as of March 31, 2022 and $52.1 million as of May 2, 2022.

Capital expenditures in the first quarter of 2022 were $923 thousand compared to $534 thousand for the quarter ended March 31, 2021. The Company expects to spend approximately $5.5 – 6.0 million for capital expenditures during 2022.

Saga’s 2022 First Quarter conference call will be on Thursday May 5, 2022 at 1:00 p.m. The dial-in number for the call is (973) 528-0008. Enter conference code 554719. A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company please email the inquiry by 11:00 a.m. on May 5, 2022 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

The attached Selected Supplemental Financial Data tables disclose the Company’s trailing twelve-month consolidated EBITDA and a reconciliation of operating income to station operating income.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include same station financial information, free cash flow, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated Financial Data and Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties. Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements. The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K. Readers should note that forward-looking statements may be impacted by several factors, including global, national and local economic changes and changes in the radio broadcast industry in general, and the ongoing economic impact of the COVID-19 pandemic as well as Saga’s actual performance. Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 35 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three Months Ended

March 31, 2022 and 2021

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Operating Results
Net operating revenue	$24,967	$22,301
Station operating expense	20,568	18,923
Corporate general and administrative	2,694	2,438
Other operating expense (income), net	(5)	57
Operating income	1,710	883
Interest expense	32	73
Interest income	(4)	(6)
Other income, net	(2)	(272)
Income before income tax expense	1,684	1,088
Income tax expense	480	330
Net income	$1,204	$758

Earnings per share:
Basic	$0.20	$0.13
Diluted	$0.20	$0.13

Weighted average common shares	5,948	5,913
Weighted average common and common equivalent shares	5,948	5,913

Free Cash Flow
Net income	$1,204	$758
Plus: Depreciation and amortization:
Radio Stations	1,169	1,349
Corporate	62	69
Deferred tax (benefit) provision	80	30
Non-cash compensation	339	343
Other operating (income) expense, net	(5)	57
Other income, net	(2)	(272)
Less: Capital expenditures	(923)	(534)
Free cash flow	$1,924	$1,800

	March 31,
	2022	2021
Balance Sheet Data
Working capital	$56,405	$59,029
Net fixed assets	$53,042	$54,022
Net intangible assets and other assets	$119,799	$120,500
Total assets	$245,075	$247,407
Long-term debt	$—	$10,000
Stockholders' equity	$197,742	$191,864

Saga Communications, Inc.

Selected Supplemental Financial Data

March 31, 2022

(amounts in 000's)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	3 Months Ended	3 Months Ended	12 Months Ended
	December 31,	March 31,	March 31,	March 31,
	2021	2021	2022	2022
Trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (1)
Net income	$11,157	$758	$1,204	$11,603
Exclusions:
Gain (loss) on sale of assets, net	(7)	(57)	5	55
Gain on insurance proceeds	589	272	—	317
Other income (expense), net	63	58	15	20
Total exclusions	645	273	20	392
Consolidated adjusted net income (1)	10,512	485	1,184	11,211
Plus:
Interest expense	284	73	32	243
Income tax expense	4,260	330	480	4,410
Depreciation & amortization expense	5,749	1,418	1,231	5,562
Non-cash compensation	1,335	343	339	1,331
Trailing twelve month consolidated EBITDA (1)	$22,140	$2,649	$3,266	$22,757

(1)	As defined in the Company's credit facility.

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three Months Ended

March 31, 2022 and 2021

(amounts in 000’s)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Operating income to station operating income reconciliation:
Operating income	$1,710	$883
Plus:
Corporate general and administrative	2,694	2,438
Other operating expense (income), net	(5)	57
Station depreciation and amortization	1,169	1,349
Station operating income	$5,568	$4,727